Exhibit 10.11

SAFETY QUICK FIGHTING & FANS CORP.

LINE OF CREDIT PROMISSORY NOTE

Date of Issuance:
December 14, 2021	$5,900,792.36

SQL TECHNOLOGY CORP. (FORMERLY KNOW AS “SAFETY QUICK FIGHTING & FANS CORP.”), a Florida corporation (the “Company”), whose address is 11030 Jones Bridge Road, Suite 206, Johns Creek, GA 30022, hereby promises to pay to the order of NIELSEN & BAINBRIDGE, LLC, a Delaware limited liability company (the “Holder”), at the Holder’s address at 12303 Technology Boulevard #950, Austin, Texas 78727, or at such other location as may be designated by the Holder from time to time in writing, the principal amount of $5,900,792.36, together with interest thereon calculated from the date hereof (the “Date of Issuance”) in accordance with the provisions of this Note.

1. Payment of Interest.

(a) Except as otherwise expressly provided herein, unpaid principal amounts shall accrue interest at a rate of the prime interest rate as reported in the Wall Street Journal plus 1.75% per annum. The rate shall be determined by the Holder on an annual basis and shall remain in effect for the twelve months following the determination thereof. The first determination shall be made on the date hereof and each one -year anniversary hereafter until the Maturity Date.

(b) Interest on this Note shall be computed on the basis of the actual number of days elapsed over a year of 365 days. In computing such interest, the date this Note is issued shall be included and the date of payment shall be excluded. Each payment shall be due and payable in arrears following the Date of Issuance up to and including the Maturity Date per the Interest Payment Schedule which is affixed to this agreement.

2. Payment of Principal on Note.

(a) Scheduled Payments. To the extent not sooner paid or required to be paid hereunder, the Company agrees to pay in cash to Holder:

(i) The Company agrees to pay to Holder two payments during such period in the amount of (1) on the Date of Issuance, an amount equal to $243,000 and (2) on December 30, 2021, an amount equal to all accrued and unpaid interest up to and including the date of such payment plus $100,000.

(ii) The Company agrees to pay to Holder the following four payments in the amount of (1) on July 1, 2022, an amount equal to all accrued interest up to and including such date, plus $200,000, (2) on December 30, 2022, an amount equal to all accrued interest up to and including such date, plus $200,000, (3) on July 1, 2023, an amount equal to all accrued interest up to and including such date, plus $200,000 and (4) on December 30, 2023 (the “Last Catch-Up Payment”), an amount equal to all accrued and unpaid interest up to and including such date plus $200,000.

(b) Monthly Payments. Commencing on January 15, 2024, and continuing on the same day of each and every calendar month thereafter during the term of this Note through and including the Maturity Date (as such term is defined below), the Borrower shall pay monthly equal installments of the principal amount equal to $144,175.53 plus all accrued and unpaid interest as of the date of such payment.

(c) Maturity and Prepayments. The Company shall pay any principal amount then outstanding after giving effect to any prepayments to Holder on the date that is sixty (60) months following the Date of Issuance (the “Maturity Date”), together with all accrued and unpaid interest on the principal amount being repaid and all other amounts owing hereunder. The Company may, at any time and from time to time, prepay all or any portion of the outstanding principal amount of this Note; provided that, in connection with each prepayment of principal hereunder, the Company shall also pay all accrued and unpaid interest on the principal amount of this Note being repaid. For the avoidance of doubt, any securities or stock delivered from Company to Holder shall not constitute a payment or prepayment of any obligation under this Note.

3. Security for Note. In addition to any security and/or collateral granted in favor of Holder pursuant to that certain Pledge and Security Agreement dated as of August 18, 2016 (the “Existing Security Agreement”), which shall remain in full force and effect and which shall secure any and all obligations owed to Holder by Company whether under this Note or otherwise and which has authorized filings of UCC-1 financing statements on the accounts receivable, inventory and other assets of the Company in the jurisdictions of Florida, Georgia and Texas, as security for the payment in full of the obligations evidenced by this Note and any and all other obligations owed by the Company to Holder (or its affiliates), the Company hereby grants Holder (together with its successors and assigns), to secure the payment and performance in full of all of the obligations of the Company under this Note or otherwise, a continuing security interest in, and pledge to Holder, all of the Company’s right, title and interest in, the Collateral (as defined below), wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof or in which the Company now has or at any time hereafter may acquire any right, title or interest. The Company represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first-priority security interest in the Collateral.

(a) For purposes of this Note, (i) “Collateral” means all of the Company’s right, title and interest in and to (A) all Goods, Accounts, Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Commercial Tort Claims, Documents, Instruments (including any promissory notes), Chattel Paper (whether tangible or electronic), Fixtures, Letters of Credit Rights (whether or not the letter of credit is evidenced by a writing), Securities (including debt securities and other debt which is owing to the Company, together all promissory notes and other instruments evidencing such debt), Intellectual Property and all other Investment Property, Supporting Obligations, and financial assets, whether now owned or hereafter acquired, wherever located; (B) Deposit Accounts, Securities Accounts, all cash, Money, Securities and other investments therein, and all Security Entitlements in respect thereof; (C) all contract rights including advisory and/or management agreements, and all related fees and income including all management and advisory fees; (D) all of the Company’s books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, Proceeds and insurance proceeds of any or all of the foregoing; (E) all present and future claims, rights, interests, assets and properties of the Company and (F) to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all supporting obligations, collateral security and guarantees given by any Person with respect to any of the foregoing; and (ii) all capitalized terms used in the definition of “Collateral” shall have the meaning ascribed to such terms in the Uniform Commercial Code, as in effect, from time to time, in the State of New York (the “Code”) or, if the context may require the Pledge and Security Agreement.

(b) The Company hereby authorizes Holder to file financing statements, without notice to the Company, with all appropriate jurisdictions to perfect or protect Holder’s interest or rights hereunder. The Company authorizes Holder to use the collateral description “all assets of the debtor” or “all assets of the debtor owned now and hereafter acquired” in any such financing statements. Upon the direction of the Holder, the Company shall deliver to Holder as representative and bailee, for the benefit of Holder, for purposes of perfecting Holder’s security interest in the following Collateral, each of the promissory notes and other instruments evidencing the indebtedness owed to the Company and such promissory notes or other instruments shall be accompanied by note powers (or allonges) or other instruments of transfer executed in blank, which are satisfactory to the Holder (along with such other documents as the Holder may request). The Company agrees, after any Event of Default, upon the request of Holder, to promptly assemble as directed by Holder any portion or all of the Collateral and make it available to Holder at a location to be determined by Holder and following an Event of Default, the Holder shall have available to it any and all rights available under the Code, equity or otherwise.

4. Events of Default.

(a) For purposes of this Note, the occurrence of any of the following shall be deemed to be an Event of Default (each such event, an “Event of Default”):

(i) the Company fails to pay when due and payable (whether at maturity or otherwise) any principal payment or any interest payment in each case on the applicable date on which such payment is required and such failure to pay is not cured by the Company within ten (10) business days after such failure to pay;

(ii) the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (A) the Company by any act indicates its approval thereof, consent thereto or acquiescence therein or (B) such petition, application or proceeding is not dismissed within 60 days. For purposes of this Section 4(a)(ii), the term “Company” shall include any subsidiary of the Company; or

(iii) any security interests purported to be created hereunder shall cease to be, or shall be asserted in writing by the Company not to be, a valid and perfected, security interest in a portion of the Collateral covered hereby prior to all liens.

The foregoing shall constitute Events of Default whatever the reason or cause for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

(b) Consequences of Events of Default.

(i) If an Event of Default has occurred, the aggregate principal amount of this Note (together with all accrued interest thereon and all other amounts due and payable with respect thereto), shall become immediately due and payable without any action on the part of Holder, and the Company shall immediately pay to Holder all amounts due and payable with respect to this Note.

(ii) Holder shall also have any other rights which Holder may have been afforded under any contract or agreement or the Code (including any applicable jurisdiction in which a UCC financing statement is filed) at any time and any other rights which Holder may have pursuant to applicable law.

(iii) The Company hereby waives diligence, presentment, protest and demand and notice of protest and demand, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended from time to time and that Holder hereof may accept security for this Note or release security for this Note, all without in any way affecting the liability of the Company hereunder.

(iv) If an Event of Default has occurred, the Holder shall have the right, with respect to the obligations hereunder, to exercise any and all rights and remedies available to a secured party under the Uniform Commercial Code in any applicable jurisdiction or other applicable law.

5. Transfer and Exchange; Replacement; Cancellation.

(a) Transfer and Exchange. This Note may only be transferred upon surrender of this Note for transfer or for exchange to the Company at its principal office, upon which the Company at its expense will (subject to the conditions set forth herein) execute and deliver in exchange therefor a new Note or Notes, as the case may be, as requested by Holder or transferee, having an aggregate principal amount equal to the unpaid principal amount of such surrendered Note, issued as Holder or transferee may request, dated so that there will be no gain or loss of interest on such surrendered Note and otherwise of like tenor. The issuance of a new Note shall be made without charge to Holder or transferee of the surrendered Note for any issuance tax in respect thereof or other cost incurred by the Company in connection with such issuance.

(b) Replacement. Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company (provided that if Holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon the surrender of this Note to the Company at its principal office, the Company shall (at its expense) execute and deliver, in lieu thereof, a new Note of the same class and representing the same rights represented by such lost, stolen, destroyed or mutilated Note and dated so that there will be no loss of interest on such Note. If any such new Note has been so executed and delivered by the Company, this Note shall not be deemed to be an outstanding Note for any purpose.

(c) Cancellation. After all principal, accrued interest, and all other amounts at any time owed or unpaid on this Note have been paid in full, this Note shall be surrendered to the Company for cancellation.

6. Payments. All payments to be made to Holder shall be made in the lawful money of the United States of America in immediately available funds without any set off, counterclaim or deduction whatsoever. Any payment received by Holder after 12:00 noon (New York time) on any day, will be deemed to have been received on the next following business day.

7. Place of Payment. Payments of principal, interest, and other amounts shall be delivered to Holder at the address indicated in the Company’s records or to such other address or to the attention of such other person as specified by prior written notice to the Company.

8. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a business day, the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

9. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Note and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Note (and all schedules and exhibits hereto), even though under their jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

10. Usury Laws. It is the intention of the Company and Holder to conform strictly to all applicable usury laws now or hereafter in force, and any interest payable under this Note shall be subject to reduction to the amount not in excess of the maximum legal amount allowed under the applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. If the maturity of this Note is accelerated by reason of an election by Holder resulting from an Event of Default, voluntary prepayment by the Company or otherwise, then earned interest may never include more than the maximum amount permitted by law, computed from the date hereof until payment, and any interest in excess of the maximum amount permitted by law shall be canceled automatically and, if theretofore paid, shall at the option of Holder either be rebated to the Company or credited on the principal amount of this Note, or if this Note has been paid, then the excess shall be rebated to the Company. The aggregate of all interest (whether designated as interest, service charges, points or otherwise) contracted for, chargeable, or receivable under this Note shall under no circumstances exceed the maximum legal rate upon the unpaid principal balance of this Note remaining unpaid from time to time. If such interest does exceed the maximum legal rate, it shall be deemed a mistake and such excess shall be canceled automatically and, if theretofore paid, rebated to the Company or credited on the principal amount of this Note, or if this Note has been repaid, then such excess shall be rebated to the Company.

11. Further Assurances. Subject to the limitations set forth herein, from time to time the Company shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as Holder may reasonably request for the purposes of implementing or effectuating the provisions of this Note, or of renewing the rights of Holder with respect to the Collateral as to which Holder has a perfected lien pursuant hereto, including, without limitation, filing any financing or continuation statements or financing change statements under the Uniform Commercial Code (or other similar laws) in effect in any United States jurisdiction with respect to the security interests created hereby.

12. Payment of Expenses; Indemnification. The Company shall to pay or reimburse Holder for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Note, including the reasonable fees, disbursements and other charges of counsel to Holder, and shall indemnify and hold harmless Holder and its affiliates and its and their respective directors, officers, employees, agents, trustees and advisors from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, and documented costs, out-of-pocket expenses or disbursements of any kind or nature whatsoever, including fees, disbursements and other charges of counsel, with respect to the execution, delivery, enforcement, performance and administration of this Note. The agreements in this Section 12 shall survive repayment of this Note.

13. Notices. All notices under this Note shall be in writing and shall be delivered either by electronic mail, personally (receipt acknowledged), or by recognized overnight courier service (delivery charges pre-paid for next business day delivery and receipt confirmed) and addressed to:

if to the Holder:

NIELSEN & BAINBRIDGE, LLC

12303 Technology Boulevard #950, Austin, Texas 78727

Attention: Andrew Khoo

E-mail: [*]

if to the Company:

SQL TECHNOLOGY CORP.

11030 Jones Bridge Road, Suite 206

Johns Creek, GA 30022

Attention: Patty Baron

E-mail: [*]

Notice shall be deemed serviced on the date of delivery, or date of refusal, if hand delivered with proof of delivery, or the next business day, if sent by overnight courier, as the case may be. The Holder or Company may change their address for service of notice under this Note by providing notice in accordance with this Section 13.

* * * * *

For the avoidance of any doubt, this Note is a replacement of the $10,000,000.00 Line of Credit Promissory Note dated April 13, 2016, and sets forth the complete agreement between the parties, except with respect to the Pledge and Security Agreement dated August 18, 2016.

IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above.

SQL TECHNOLOGY CORP.

By:	/s/ John P. Campi
Name:	John P. Campi
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED AS OF

THE DATE FIRST WRITTEN ABOVE

NIELSON & BAINBRIDGE, LLC, A DELAWARE
LIMITED LIABILITY COMPANY

By:	/s/ Stephanie Suggs
Name:	Stephanie Suggs
Title:	CFO 12/14/21

[Signature page to Note]